Exhibit 99.2

CEA Industries Inc. Announces Ticker Symbol Change to “BNC” for Common Stock and “BNCWW” for Warrants

Louisville, CO — August 5, 2025 — CEA Industries Inc. (Nasdaq: VAPE) (the “Company”) today announced that it is changing the Nasdaq ticker symbols for its common stock and publicly traded warrants. Beginning Wednesday, August 6, 2025, shares of the Company’s common stock will trade on Nasdaq under the new ticker symbol “BNC”, and the Company’s outstanding publicly-traded warrants will trade on Nasdaq under the new ticker symbol “BNCWW”.

The Company is not undertaking any other corporate action that affects the outstanding common stock or warrants, and no action is required by shareholders or warrant holders in connection with the ticker symbol change. For more information, please visit the Company’s website at ir.ceaindustries.com or contact Investor Relations at info@ceaindustries.com.

About CEA Industries Inc.

CEA Industries Inc. is a growth-oriented company that has focused on building category-leading businesses in regulated consumer markets, including the high-growth, Canadian nicotine vape industry. CEA Industries targets scalable operators with strong regulatory alignment, defensible market share, and high-margin business models. Following the closing of its PIPE transaction, CEA intends to adopt a BNB Treasury strategy, offering a gateway for institutional and retail investors to participate in the BNB Chain ecosystem, Binance Layer-1 blockchain ecosystem coin.

Media Contacts:

CEA Industries	Sarah May	hello@web3wasabi.com